Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS REPORTS FOURTH QUARTER 2003 RESULTS

FAIRLAWN, OHIO, January 26, 2004 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $61.3 million or $(1.53) per diluted share for the fourth quarter of 2003, compared to income of $0.5 million or $0.01 per diluted share during the fourth quarter of 2002. Included in the fourth quarter of 2003 were non-cash charges of $49.6 million related to SFAS 142, “Goodwill and Other Intangible Assets” and $5.7 million for the write-off of idle fixed assets, obsolete inventories and intangible assets; and a provision of $1.7 million associated with the restructuring and severance resulting primarily from the Company’s previously announced decision to exit its heat transfer product line. Excluding these items, the Company reported a net loss of $4.3 million or $(0.11) per diluted share for the fourth quarter of 2003.

Sales increased 2.0% to $175.8 million for the fourth quarter of 2003, compared to $172.3 million during the same period a year ago. Cost of goods sold for the fourth quarter of 2003 increased $4.2 million to $133.5 million versus the same quarter last year. Raw material cost increases of $5.0 million were due to significant year-over-year inflation in the Company’s oil and natural gas based feedstocks. Selling, general and administrative costs declined $1.0 million to $33.2 million in the fourth quarter of 2003 versus $34.2 million in the fourth quarter of 2002, primarily due to reduced salary workforce and discretionary spending controls. Interest expense increased to

- more -

OMNOVA Add 1

$5.1 million for the fourth quarter of 2003 versus $2.0 million for the same period a year ago. The increased interest expense was the result of higher borrowing rates associated with the May 2003 issuance of the Company’s $165 million of long-term bonds.

“We were encouraged by a gradual strengthening in key markets within our Performance Chemicals and Building Products segments during the fourth quarter,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We anticipate that this trend, combined with the significant actions the Company took in the second half of the year, will lead to improved financial performance in 2004.”

“Fourth quarter year-over-year sales and operating profit increased for Performance Chemicals and Building Products based on strength in the paper, carpet and commercial roofing markets we serve,” said McMullen. “Actions taken by our Decorative Products segment should improve our cost position going forward, including a reduction in salary and hourly workforce and exiting the heat transfer product line, as well as the non-cash write-off of intangible assets. While raw material costs remain higher than expected, pricing actions initiated in 2003 allowed us to exceed raw material price increases in the quarter. Also, programs to eliminate waste and improve customer satisfaction through our LEAN SixSigma operating initiative, achieve global purchasing synergies, and deliver value-added new products and services are generating positive results. We believe these actions, along with others we have taken, will position us well in 2004.”

For the twelve months ended November 30, 2003, sales increased 0.2% to $682.6 million compared to $681.2 million during the same period a year ago. Cost of goods sold for the twelve months ended November 30, 2003 increased $20.0 million to $516.8 million versus the same period last year. Raw material cost increases of $34.4 million, due to significant inflation in oil and natural gas based feedstocks, were partially offset by $14.4 million of cost reductions through manufacturing productivity and lower spending. Selling, general and administrative expense declined $4.2 million to $136.1 million versus $140.3 million for the same period of 2002, primarily due to reductions in the salary workforce. Interest expense increased to $15.3 million versus $8.1 million for the same period a year ago due to the May 2003 refinancing. Other expense increased $1.1 million to $3.4 million, due primarily to the cost of leasing the Company’s corporate headquarters facility which was sold in a sale-leaseback transaction in 2002. For the full year, the Company took charges totaling $67.4 million, which included restructuring and severance charges of $9.0 million related to the write-off of assets for the closure of a design center, exiting the heat transfer product line, and severance costs

- more -

OMNOVA Add 2

for workforce reductions; $3.1 million related to the write-off of deferred financing costs as part of the May 2003 refinancing and $55.3 million for the write-off of goodwill and intangible assets, idle fixed assets and obsolete inventories. The Company incurred a net loss of $83.8 million for fiscal 2003 or a loss of $(2.10) per diluted share as compared to a net loss of $135.5 million for fiscal 2002 or a loss of $(3.40) per diluted share. As a result of its restructuring efforts, the Company has reduced its workforce during 2003 by approximately 350 positions or about 14%.

Excluding the restructuring and severance items, deferred financing, goodwill and intangible assets, idle fixed assets and obsolete inventory write-offs incurred in 2003, and excluding the reversal of prior restructuring and severance provisions and the adoption of SFAS 142, “Goodwill and Other Intangible Assets” as a cumulative effect of accounting change in 2002, the Company incurred a loss of $16.4 million or $(0.41) per diluted share in fiscal 2003 as compared to net income of $4.6 million or $0.12 per diluted share in fiscal 2002.

At the end of the fourth quarter of 2003, OMNOVA’s total debt and cash were $192.2 million and $14.1 million, respectively, and the Company was in compliance with all credit facility financial covenants. For the full year, including the receivable sales program which was terminated in May 2003, debt averaged $206 million, an improvement of $16 million as compared to 2002.

Performance Chemicals - Net sales during the fourth quarter of 2003 increased 9% to $83.8 million versus $77.0 million in the fourth quarter of 2002. Segment operating profit was $2.5 million in the fourth quarter of 2003, as compared to $3.8 million in the fourth quarter of 2002. Excluding a restructuring and severance provision of $0.2 million, a non-cash charge of $2.7 million related to the write-down of intangible assets in the fourth quarter of 2003, and the reversal of a previous restructuring and severance provision of $0.1 million in the fourth quarter of 2002, operating profit was $5.4 million for the fourth quarter of 2003 as compared to $3.7 million for the fourth quarter of 2002. The increase in operating profit was due to higher volumes and average unit selling prices and lower spending. Compared to last year, raw material costs were up $4.1 million during the quarter due to significantly higher oil and natural gas feedstock costs. However, this was offset by $5.1 million in increased pricing.

Productivity, as measured by conversion costs per pound, improved 4.7% versus last year due to higher volumes, lower employment levels and improved cost control. New product introductions resulted in volume improvement at new and existing customers in paper and carpet, nonwovens, textile and other specialty customers. Additionally, OMNOVA is developing several next generation products which are in the trialing stage for several major global customers. In response to raw material inflation of $30.8 million for the full year, Performance Chemicals achieved price increases totaling $20.4 million.

- more -

OMNOVA Add 3

Decorative Products - Net sales were $63.0 million during the fourth quarter of 2003, a decline of 12% compared to $71.2 million in the fourth quarter of 2002. Low refurbishment activity in corporate offices and hotels resulted in a decline in wallcovering sales, while weak demand in furniture and manufactured housing negatively impacted coated fabric and decorative laminate sales. The segment’s operating loss totaled $58.2 million for the fourth quarter of 2003, as compared to operating profit of $2.3 million for the fourth quarter of 2002. Included in the fourth quarter of 2003 results are charges totaling $54.0 million which are comprised of a restructuring and severance provision of $1.4 million, a provision of $49.6 million for the write-off of goodwill and trademarks and a provision of $3.0 million for the write-off of idle fixed assets, obsolete inventory and intangible assets. Included in the fourth quarter of 2002 is the reversal of a previous restructuring and severance provision of $0.3 million. Excluding these items, the operating loss for the fourth quarter of fiscal 2003 was $4.2 million as compared to an operating profit of $2.0 million for the same period last year. As compared to last year, raw materials, primarily polyvinyl chloride (PVC) resins and plasticizers, were up $0.9 million in the fourth quarter of 2003.

During the quarter, wallcovering quoting activity for the hospitality market improved over the prior quarter and several large hotel orders shipped late in the reporting period. Wallcovering sales in November were the strongest in six months. The Company’s coated fabrics product line also won a large contract for 2004 with an automotive aftermarket customer.

Building Products - Net sales were $29.0 million during the fourth quarter of 2003, an increase of 20% compared to $24.1 million in the fourth quarter of 2002. Milder weather, improved demand in re-roofing activity and new product introductions positively impacted sales versus last year. The segment’s operating profit totaled $1.5 million for the fourth quarter of 2003, as compared to an operating loss of $2.4 million for the fourth quarter of 2002 due to lower warranty expense, improved manufacturing efficiencies, and higher sales.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 27, 2004, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, February 2, 2004. A telephone replay

- more -

OMNOVA Add 4

will also be available beginning at 2:30 p.m. EST on January 27, 2004, and ending at 11:59 p.m. EST on February 2, 2004. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 716659.

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “should,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “likely,” “would” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions.

Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; acts of war or terrorism; competitive pressure on pricing; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

- more -

OMNOVA Add 5

OMNOVA Solutions Inc. is a technology-based company with 2003 sales of $683 million and 2,100 employees worldwide. OMNOVA is an innovator of decorative and functional surfaces, emulsion polymers and specialty chemicals.

# # #

Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per-Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2003	2002	2003	2002
Net Sales	$175.8	$172.3	$682.6	$681.2

Costs and Expenses
Cost of goods sold	133.5	129.3	516.8	496.8
Selling, general and administrative	33.2	34.2	136.1	140.3
Goodwill and indefinite lived trademark impairments	49.6	—	49.6	—
Depreciation and amortization	13.4	7.0	33.7	28.8
Interest expense	5.1	2.0	15.3	8.1
Other expense (income), net	1.2	(.4)	3.4	2.3
Restructuring and severance	1.7	(.4)	9.0	(2.6)
Deferred financing costs write-off	—	—	3.1	—

	237.7	171.7	767.0	673.7

(Loss) Income Before Income Taxes	(61.9)	.6	(84.4)	7.5
Income tax (benefit) expense	(.6)	.1	(.6)	.5

(Loss) Income Before Cumulative Effect of Accounting Change	(61.3)	.5	(83.8)	7.0
Cumulative Effect of Accounting Change	—	—	—	(142.5)

Net (Loss) Income	$(61.3)	$.5	$(83.8)	$(135.5)

Basic (Loss) Earnings Per Share
(Loss) Earnings before cumulative effect of accounting change	$(1.53)	$.01	$(2.10)	$.18
Cumulative effect of accounting change	—	—	—	(3.60)

Net (Loss) Earnings Per Basic Share	$(1.53)	$.01	$(2.10)	$(3.42)

Diluted (Loss) Earnings Per Share
(Loss) Earnings before cumulative effect of accounting change	$(1.53)	$.01	$(2.10)	$.18
Cumulative effect of accounting change	—	—	—	(3.58)

Net (Loss) Earnings Per Diluted Share	$(1.53)	$.01	$(2.10)	$(3.40)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	November 30, 2003	November 30, 2002
	(Dollars in millions)
Assets:
Current Assets
Cash and cash equivalents	$14.1	$8.4
Accounts receivable, net	97.4	42.8
Inventories	45.1	48.3
Deferred income taxes	4.2	5.5
Prepaid expenses and other	3.8	4.8

Total Current Assets	164.6	109.8

Property, plant and equipment, net	174.3	193.0
Goodwill, net	—	41.1
Trademarks and other intangible assets, net	15.4	35.6
Prepaid pension	57.5	55.4
Other assets	27.1	24.9

Total Assets	$438.9	$459.8

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$—	$6.0
Accounts payable	72.1	79.5
Accrued payroll and personal property taxes	12.8	14.0
Accrued interest	9.7	.2
Other current liabilities	20.4	15.6

Total Current Liabilities	115.0	115.3

Long-term debt	192.2	126.5
Postretirement benefits other than pensions	48.8	51.4
Deferred income taxes	4.2	5.5
Other liabilities	11.0	13.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 41.9 and 41.8 million shares issued in 2003 and 2002, respectively; 40.0 million and 39.6 million shares outstanding in 2003 and 2002, respectively	4.2	4.2

Additional contributed capital	309.3	309.3
Retained deficit	(231.8)	(148.0)
Treasury stock at cost; 1.9 million shares and 2.2 million shares	(12.7)	(13.3)
Accumulated other comprehensive loss	(1.3)	(5.0)

Total Shareholders’ Equity	67.7	147.2

Total Liabilities and Shareholders’ Equity	$438.9	$459.8

Non-GAAP and Other Financial Measures—This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net (loss) income and net (loss) earnings per diluted share excluding restructuring and severance costs, deferred financing costs write-off, goodwill and indefinite lived trademark impairments and other write-offs (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended November 30,		Year Ended November 30,
Dollars in millions, except per share data	2003	2002	2003	2002
(Loss) income before a cumulative effect of accounting change	$(61.3)	$.5	$(83.8)	$7.0
Excluded items (net of tax):
Restructuring and severance	(1.7)	.4	(9.0)	2.4
Deferred financing costs write-off	—	—	(3.1)	—
Goodwill and indefinite lived trademark impairments	(49.6)	—	(49.6)	—
Idle fixed assets, obsolete inventory and intangible asset write-offs	(5.7)	—	(5.7)	—

(Loss) income before a cumulative effect of accounting change and excluded items (net of tax)	$(4.3)	$.1	$(16.4)	$4.6

(Loss) earnings per diluted share before a cumulative effect of accounting change	$(1.53)	$.01	$(2.10)	$.18
(Loss) earnings per diluted share for excluded items (net of tax)	(1.42)	.01	(1.69)	.06

(Loss) earnings per diluted share before a cumulative effect of accounting change and excluded items (net of tax)	$(.11)	$—	$(.41)	$.12

Number of diluted shares outstanding	40.0M	39.8M	39.9M	39.8M
Effective tax rate	.9%	—%	.7%	7%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating (loss) profit to consolidated (loss) income before taxes.

	Three Months Ended November 30,		Year Ended November 30,
Dollars in millions	2003	2002	2003	2002
Performance Chemicals	$83.8	$77.0	$327.0	$299.4
Decorative Products	63.0	71.2	257.6	288.7
Building Products	29.0	24.1	98.0	93.1

Total Sales	$175.8	$172.3	$682.6	$681.2

Performance Chemicals (PC)
Operating profit	$5.4	$3.7	$14.5	$19.9
Restructuring and severance	(.2)	.1	(.6)	2.2
Intangible asset write-off	(2.7)	—	(2.7)	—

PC segment operating profit	$2.5	$3.8	$11.2	$22.1
Decorative Products (DP)
Operating (loss) profit	$(4.2)	$2.0	$(9.3)	$7.2
Restructuring and severance	(1.4)	.3	(8.1)	.1
Goodwill and indefinite lived trademark impairments	(49.6)	—	(49.6)	—
Idle fixed assets, obsolete inventory and intangible asset write-offs	(3.0)	—	(3.0)	—

DP segment operating (loss) profit	$(58.2)	$2.3	$(70.0)	$7.3
Building Products (BP)
Operating profit (loss)	$1.5	$(2.4)	$3.1	$(4.9)
Restructuring and severance	—	—	(.1)	—

BP segment operating profit (loss)	$1.5	$(2.4)	$3.0	$(4.9)

Total Segment Operating (Loss) Profit	$(54.2)	$3.7	$(55.8)	$24.5
Interest expense	(5.1)	(2.0)	(15.3)	(8.1)
Corporate expense	(2.5)	(1.1)	(10.0)	(9.2)
Restructuring and severance	(.1)	—	(.2)	.3
Deferred financing costs write-off	—	—	(3.1)	—

(Loss) Income Before Taxes	$(61.9)	$.6	$(84.4)	$7.5

Capital expenditures	$2.5	$3.4	$8.8	$11.1